FOR IMMEDIATE RELEASE

Investor Relations:                       Media Relations:
Harlan Flint                              Calvin Mitchell
Instinet Group Incorporated               Instinet Group Incorporated
212 310 7264                              212 310 7520
harlan.flint@instinet.com                 calvin.mitchell@instinet.com



                  INSTINET ANNOUNCES FIRST QUARTER 2002 RESULTS

NEW YORK, April 18, 2002 - Instinet Group Incorporated (Nasdaq: INET) today announced a net loss of $34.7 million, or $0.14 per share, for the first quarter ended March 31, 2002, compared to a net profit of $50.1 million, or $0.24 per share, for the first quarter of 2001. Excluding net investment results, restructuring costs and goodwill impairment, the operating loss in the first quarter was $3.4 million, or $0.01 per share, in line with expectations.

"Instinet's first quarter results reflect the challenging operating environment," said Mark Nienstedt, Acting President & CEO, and Chief Financial Officer, Instinet Group Incorporated. "While transaction fee revenues and operating earnings were affected by market share declines and lackluster market volumes along with our price reductions, we believe the actions we have taken are improving our competitive position. Our market share has increased recently, and we are on schedule with our cost restructuring. We expect this will lead to improved financial performance in the second half of 2002," he said.

Business Highlights

   o Customers executed 15.2 billion U.S. equity shares through Instinet in the first quarter of 2002, consisting of 12.0 billion Nasdaq-listed shares and
      3.1 billion exchange-listed shares. This compares to 22.7 billion, 20.1 billion and 2.7 billion shares respectively in the first quarter of 2001.
   o Instinet's market share of Nasdaq-listed volume was 11.0% in the first quarter, compared to 11.7% in the previous quarter and 15.1% in the first quarter of 2001. Market share of exchange-listed volume was 3.0% in the first quarter, compared to 3.2% in the previous quarter, and 3.0% in the first quarter of 2001. For April month-to-date, Instinet's shares of Nasdaq-listed volume and exchange-listed volume are 12.3% and 2.8% respectively.
   o Instinet's annualized fixed-cost base in the first quarter of 2002 was 25% below its level in the first quarter of 2001, at $746 million compared to $994 million. The fixed-cost base excludes non-operating expenses (restructuring costs and goodwill impairment) and variable costs (soft dollar and commission recapture, broker-dealer rebates and brokerage, clearing and exchange fees).
   o Instinet continued to develop its core trading technology. Deployment of two new trading applications - Instinet Trading Portal, for active asset managers and hedge funds, and patent-pending NewportTM, for passive and quantitative fund managers - is on schedule.

First Quarter Performance

Revenues

Transaction fee revenue for the first quarter was $267.0 million, down 36% from $415.5 million in the comparable period in 2001. Net of soft dollar and commission recapture expenses, and commission rebates to broker-dealers, first quarter transaction fee revenues declined 42% from the first quarter of 2001. Net revenue from U.S. equity transactions decreased 44% from the first quarter of 2001 due to the combination of an 18% decrease in Instinet's average pricing, a contraction in our Nasdaq market share, and a 15% decline in average daily volume in the Nasdaq market overall. Net revenue from non-U.S. equities decreased 34%, and represented approximately 19% of net transaction revenues in the first quarter, compared to 17% in the year-ago quarter.

Interest income for the first quarter was $9.1 million, down 29% from the comparable period in 2001, mainly as a result of a decline in interest rates. During the quarter, Instinet recorded a net investment loss of $5.7 million, compared with a net gain of $2.4 million in the comparable period in 2001. The investment loss was in large part due to a write-off of our investment in Vencast, Inc. This company, which used the Internet to facilitate capital-raising for the private equity industry, terminated operations during the first quarter.

Expenses

Instinet's total expenses for the first quarter were $315.0 million. Excluding the restructuring and goodwill impairment charges, first quarter operating costs were $280.9 million, approximately 18% below the first quarter of 2001.

The decrease in expense levels was primarily due to our cost-reduction initiatives. Compensation and benefits expense fell 31% to $92.2 million compared to $133.8 million in the first quarter of 2001. The decrease primarily reflected a decline in headcount to 1,937 at the end of the first quarter of 2002 from 2,267 at the end of the first quarter of 2001, as well as lower levels of incentive compensation. Communication and equipment expense fell by 22% to $35.5 million compared to $45.4 million in the first quarter of 2001, reflecting efforts to gain network and systems efficiencies. Soft dollar and commission recapture costs fell 4% to $54.6 million from $56.1 million in the first quarter of 2001, but increased as a percentage of total revenues to 20% from 13%. The discretionary spending areas of professional fees and marketing and business development both fell by over 60% compared to the year-ago quarter. Occupancy costs were $14.2 million, or 30% higher than in the first quarter of 2001, primarily due to our move to new headquarters in Times Square, New York, in May 2001.

Broker-dealer rebates were $3.3 million. This new expense category records commission rebates offered under Instinet's new broker-dealer pricing plan, which was instituted on March 12, 2002.

Instinet incurred a charge of $19.0 million related to the write-down of the carrying value of goodwill related to businesses acquired. Pursuant to SFAS 142, as of January 1, 2002 the company stopped recording an annual charge of approximately $8 million related to the amortization of existing goodwill.

Instinet incurred a $15.0 million pre-tax restructuring charge in the first quarter in connection with its previously announced cost-reduction program.

Fixed Income

Instinet has decided to close its fixed income electronic brokerage business. To permit the orderly termination of customer trading, the service will operate through Friday, May 3. The company began developing its fixed income business in 1998, and started trading in the spring of 2000. This decision has been taken against the background of a global economic slowdown and the uneven pace of acceptance of electronic fixed income trading platforms. The fixed income business had 107 employees at the end of March 2002. As a result of closing this business, Instinet is expected to incur a charge of $15 million-$20 million, and realize a net annual cost saving of approximately $37 million.

Business Review

During the first quarter, Instinet continued to develop its technology, pricing and service options. "Our aim is to provide solutions that improve our clients' performance," said Jean-Marc Bouhelier, Chief Operating Officer of Instinet Group Incorporated. "We are working with our customers to craft products that reflect actual needs. We believe our initiatives are gaining market acceptance, and will contribute to future revenues and margin growth," he said.

In March, Instinet introduced a new service initiative for U.S. broker-dealer customers that includes faster response times, enhanced functionality, reduced fees for taking liquidity and rebates offered for providing liquidity. These actions were designed to stimulate growth in Instinet's Nasdaq liquidity. The first two weeks of April constituted Instinet's best period for Nasdaq market share in the past six months.

Instinet continued to improve its core trading functionality to enhance traders' ability to execute large share blocks cost-efficiently. The company also made considerable progress in deploying its new Direct-FIX technology, an upgrade that offers flexible order-management, fast response times and access to external global liquidity pools for both institutional and sell-side customers. Instinet has switched more than 40 clients to its new connectivity model, and is targeting an additional 90 clients by the end of the second quarter of 2002.

Instinet Trading Portal, the new trading application primarily for active asset managers and hedge funds, successfully went through its first major round of beta testing during the first quarter, and is expected to move to production rollout in the second half of 2002. The application's Internet-based deployment strategy is designed to substantially reduce communication and field service costs associated with the traditional client-site model. Twenty customers were using Portal by the end of the first quarter, and Instinet expects to have 50 installed clients by mid-year.

Patent-pending NewportTM , a program-trading solution aimed primarily at passive and quantitative fund managers, which combines global liquidity with sophisticated trading analytics and support for collaboration, was being used by four beta clients in the U.S. and Europe by the end of the quarter. Newport is expected to go into full production deployment in the second half of the year.

Cost Reduction

Instinet continued to implement its cost-reduction program. As previously announced, this program is intended to reduce fixed operating costs by reducing staff levels and related occupancy costs, improving system and network efficiencies, and restructuring non-core businesses. "We aim to meet or exceed the $120 million cost-reduction target we announced last month," Nienstedt said. This target includes the planned shutdown of Instinet's fixed income business.

During the first quarter, the company incurred a pre-tax restructuring charge of $15 million in connection with the cost-reduction program, and expects to incur an additional pre-tax charge of approximately $40 million during the second quarter.

Commenting on Instinet's outlook for 2002, Nienstedt said: "Our cost-reduction program is on schedule, our technology and trading product rollouts are proceeding well, and we have seen recent gains in market share. We believe these actions, and the alignment of our products and services more directly with our clients' needs, will strengthen Instinet's competitive position and improve our financial performance."

Webcast

Instinet will webcast a conference call to discuss its first quarter results at 5:00 p.m. New York time today at http://www.investor.instinet.com. On-demand replay will be available at the same address from approximately 8:00 p.m. today until the end of the week. A transcript of the call will be provided later this week.

About Instinet

Instinet, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale.

                                      # # #

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

(C) 2002 Instinet Corporation and its affiliated companies. All rights reserved. INSTINET and the INSTINET Mark are service marks in the United States and in other countries throughout the world. Approved for distribution in the UK by Instinet Europe Limited, which is regulated by the FSA and a member of the LSE. Instinet Europe Limited and Instinet Corporation (member NASD/SIPC) are subsidiaries of Instinet Group Incorporated.

This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are described in Instinet's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, under the heading `Certain Factors that May Affect Our Business', and other documents filed with the SEC and available on the Company's web site at www.instinet.com. Certain information regarding Nasdaq trading volumes is also included in the Form 10-K and on the Company's web site.

Instinet Group Incorporated

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
(Unaudited)


                                                         Three months ended
                                                  ---------------------------------     Pct Chg
                                                   Mar 31, 2002       Mar 31, 2001     Inc/(Decr)
                                                  --------------     --------------

REVENUES
Transaction fees                                      $ 266,989          $ 415,463        (35.7)%
Interest                                                  9,104             12,807        (28.9)
Investments                                             (5,714)              2,405           n.m
                                                   ------------       ------------
      Total revenues                                    270,379            430,675        (37.2)

EXPENSES

Compensation and benefits                                92,182            133,785        (31.1)
Communications and equipment                             35,498             45,391        (21.8)
Soft dollar and commission recapture                     53,591             56,053         (4.4)
Brokerage, clearing and exchange fees                    37,567             36,734           2.3
Depreciation and amortization                            20,163             19,502           3.4
Professional fees                                         5,227             15,684        (66.7)
Occupancy                                                14,153             10,890          30.0
Marketing and business development                        3,512             10,154        (65.4)
Broker-dealer rebates                                     3,291                  -
Other                                                    15,733             13,003          21.0
Goodwill impairment                                      19,046                  -
Restructuring                                            15,030                  -
                                                   ------------       ------------
      Total expenses                                    314,993            341,196         (7.7)
                                                   ------------       ------------

Income/(loss) before income taxes                      (44,614)             89,479
Provision for/(benefit from) income taxes               (9,931)             39,371
                                                   ------------       ------------
Net income/(loss)                                    $ (34,683)          $  50,108
                                                   ============       ============

                                                   ------------       ------------
Basic and diluted earnings/(loss) per share          $   (0.14)          $    0.24
                                                   ============       ============

Weighted average shares outstanding - basic
and diluted (1)                                         248,730            206,900

(1) Shares outstanding and earnings per share prior to June 30, 2001 are pro forma, based on the number of common shares that would have been held by Reuters assuming Instinet's conversion into a corporation and a return of capital payment of $150 million to Reuters.

Instinet Group Incorporated

KEY STATISTICAL INFORMATION

The following table presents key transaction volume information, as well as certain other operating information.

                                                                                              Pct chg -- inc/(decr)
                                                                                              --------------------
                                                                  Three months ended           Mar 31 2002 versus:
                                                            --------------------------------
                                                               Mar 31     Dec 31     Mar 31      Dec 31   Mar 31
                                                                 2002       2001       2001        2001     2001
                                                            --------------------------------   -------------------
Net transaction fees from US equities (thousands)(1)         $166,773   $211,290   $295,629      (21.1)   (43.6)%
Net transaction fees from non-US equities (thousands)(1)      $39,217    $46,512    $59,777      (15.7)   (34.4)
                                                            --------------------------------
Total net equity transaction fees (thousands)(1)             $205,990   $257,802   $355,406      (20.1)   (42.0)
----------------------------------------------------------  --------------------------------

Total U.S. market share volume (millions)(2)                  212,299    220,876    222,389       (3.9)    (4.5)
Our total U.S. market share volume (millions)(2)               15,160     17,229     22,742      (12.0)   (33.3)
Our percentage of total U.S. market share volume(2)              7.1%       7.8%      10.2%
----------------------------------------------------------  --------------------------------

Total U.S. Nasdaq-listed share volume (millions)              109,429    119,298    132,707       (8.3)   (17.5)
Instinet's U.S. Nasdaq-listed share volume (millions)          12,043     14,016     20,053      (14.1)   (39.9)
Instinet's percentage of total U.S. Nasdaq-listed
share volume                                                    11.0%      11.7%      15.1%
----------------------------------------------------------  --------------------------------

Total U.S. exchange-listed share volume (millions)            102,870    101,578     89,682        1.3     14.7
Instinet's U.S. exchange-listed share volume (millions)         3,117      3,213      2,689       (3.0)    15.9
Instinet's percentage of total U.S. exchange-listed
share volume                                                     3.0%       3.2%       3.0%
----------------------------------------------------------  --------------------------------

Our U.S. equity transaction volume (thousands)                 18,953     23,937     27,488      (20.8)   (31.0)
Our international equity transaction volume (thousands)         1,957      2,460      1,702      (20.4)    15.0
                                                            --------------------------------
Our total equity transaction volume (thousands)                20,910     26,397     29,190      (20.8)   (28.4)
----------------------------------------------------------  --------------------------------

Our average U.S. equity transaction size (shares per
transaction)                                                      800        720        827       11.1     (3.3)
Our average equity transactions per day (thousands)               349        412        471      (15.3)   (25.9)
----------------------------------------------------------  --------------------------------

Full time employees at period end                               1,937      2,132      2,267       (9.1)   (14.6)
----------------------------------------------------------  --------------------------------

(1) Net equity transaction fees exclude revenues directly related to "Soft
Dollar and Commission Recapture" and "Broker-dealer Rebates", and thus do not represent U.S. GAAP.

(2) U.S. shares consist of shares of exchange-listed and Nasdaq-quoted stocks.
For a description of how we calculate our Nasdaq volumes, see "Management's
Discussion and Analysis of Financial Condition and Results of Operations - Key
Statistical Information -- Nasdaq Volume Calculations" in our Annual Report on
Form 10-K for the fiscal year ended December 31, 2001.